Exhibit 99.1

RUBICON TECHNOLOGY, INC REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

Franklin Park, Ill – February 17, 2009— Rubicon Technology (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its fourth quarter and full year ended December 31, 2008.

For the fourth quarter ended December 31, 2008, the Company reported revenue of $4.0 million, a net loss of $1.8 million, and a $0.09 diluted loss per share. The quarter was dramatically affected by the impact of a slowdown in consumer spending, particularly in consumer electronics, where much of Rubicon’s products are currently used. The results were within the Company’s guidance range.

Full year 2008 revenue totaled $37.8 million, an 11 percent increase compared with $34.1 million in 2007, driven by sales of larger diameter substrates. Full year 2008 net income was $4.3 million and diluted earnings per share was $0.19.

Raja Parvez, CEO of Rubicon Technology, said, “The LED market continued to soften throughout the fourth quarter. It may take another quarter or two for inventory levels throughout the supply chain to realign and for orders to pick up again. In the meantime we continue to monitor costs very closely and have adjusted staffing levels and production schedules accordingly.”

During the quarter, the Company repurchased approximately 731,000 shares under its share repurchase program at a total cost of approximately $3.1 million and purchased $2 million in preferred equity in Peregrine Semiconductor, one of the Rubicon’s largest customers. Year-end cash and investments totaled $58 million and the Company had no debt.

Mr. Parvez continued, “Rubicon’s products are integral to several emerging technologies and demand will resume when supply chain inventory levels are reduced. We also believe we can build on the success of our growing optical business with new applications in new market segments that require high quality sapphire in large diameters. In the meantime, our strong balance sheet allows us to continue to invest in advancing our technology, in projects that will lower our costs, and in improving our capital structure through our share repurchase program.”

First Quarter 2009 Outlook

Commenting on the 2009 outlook, Mr. Parvez continued, “The first quarter will be challenging, with reduced LED orders as inventory levels come down. As a result, we currently expect revenue in the first quarter to be between $2 million and $3 million. Based on this level of revenue, we expect a net loss for the quarter of between $3 million and $4 million. Until we have further clarity on the longer term outlook for our product sales, we believe it’s prudent to refrain from giving full year estimates,” he added.

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on February 18, 2009 to review the highlights of the fourth quarter and full year 2008 results and the first quarter 2009 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. February 25, 2009, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 46279103. The webcast will be archived on the Company’s website.

About Rubicon

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2008, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2008 (unaudited)	December 31, 2007 (audited)
Assets
Cash and cash equivalents	$7,629	$4,380
Restricted cash	5	10
Short-term investments	37,328	67,765
Accounts receivable, net	2,542	4,673
Inventories, net	7,882	2,522
Other current assets	4,849	2,558

Total current assets	60,235	81,908
Property and equipment, net	39,337	26,303
Investments	12,696	3,200

Total assets	$112,268	$111,411

Liabilities and Stockholders’ Equity
Accounts payable	$2,440	$2,572
Current maturities of long-term debt and capital lease obligations	—	43
Accrued and other current liabilities	1,512	3,114

Total liabilities	3,952	5,729

Stockholders’ equity	108,316	105,682

Total liabilities and stockholders’ equity	$112,268	$111,411

Rubicon Technology, Inc.

Condensed Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenue	$4,042	$9,545	$37,838	$34,110
Cost of goods sold	4,395	5,809	25,746	22,045

Gross profit (loss)	(353)	3,736	12,092	12,065

General and administrative expenses	1,390	2,579	6,691	6,157
Sales and marketing expenses	269	183	968	675
Research and development expenses	183	216	862	769
Loss on disposal of assets	—	—	1,215	139

Total operating expenses	1,842	2,978	9,736	7,740

Income (loss) from operations	(2,195)	758	2,356	4,325

Other income (expense):
Change in carrying value of convertible preferred stock warrants	—	(2,459)	—	(6,019)
Interest income (expense) and other, net	312	(265)	2,003	(1,085)

Total other income (expense)	312	(2,724)	2,003	(7,104)

Income (loss) before income taxes	(1,883)	(1,966)	4,359	(2,779)
Income tax (benefit) expense	(93)	75	80	75

Net income (loss)	(1,790)	(2,041)	4,279	(2,854)

Dividends on preferred stock	—	(913)	—	(5,625)
Accretion of redeemable preferred stock	—	(13,712)	—	(59,934)

Net income (loss) attributable to common stockholders	$(1,790)	$(16,666)	$4,279	$(68,413)

Net income (loss) per common share attributable to common stockholders:
Basic	$(0.09)	$(1.83)	$0.21	$(27.22)
Diluted	$(0.09)	$(1.83)	$0.19	$(27.22)

Weighted average common shares outstanding used in computing net income (loss) per share attributable to common stockholders:
Basic	20,911,860	9,118,522	20,896,311	2,513,487
Diluted	20,911,860	9,118,522	21,925,132	2,513,487

Rubicon Technology, Inc.

Condensed Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities
Net income (loss)	$(1,790)	$(2,041)	$4,279	$(2,854)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,216	869	4,452	3,355
Net loss on disposal of equipment	—	—	1,215	139
Changes in carrying value of convertible stock warrants	—	2,459	—	6,019
Stock-based compensation	200	504	771	754
Other	55	516	55	780
Changes in operating assets and liabilities
Accounts receivable, net	3,495	(585)	131	(1,748)
Inventories	(2,280)	(112)	(5,360)	(891)
Other current assets	(797)	1,254	(2,306)	(1,014)
Accounts payable	(1,473)	(531)	(132)	1,091
Accrued expenses and other current liabilities	(357)	718	(1,602)	1,476

Net cash provided by (used in) operating activities	(1,731)	3,051	1,503	7,107

Cash flows from investing activities
Purchases of property and equipment	(2,894)	(3,824)	(18,701)	(10,564)
Proceeds from disposal of assets	—	—	—	30
Purchase of investments	(2,048)	(70,941)	(2,048)	(70,941)
Proceeds from sale of investments	12,323	—	25,039	—

Net cash provided by (used in) investing activities	7,381	(74,765)	4,290	(81,475)

Cash flows from financing activities
Payments on capital lease	—	(41)	(29)	(251)
Proceeds from IPO, net of costs	—	81,045	(38)	81,045
Proceeds net of payments from line of credit	—	(1,000)	—	(973)
Proceeds net of payments on long-term debt	—	(5,100)	—	(4,741)
Purchase of treasury stock	(3,085)	—	(3,085)	—
Other financing activities	3	24	608	30

Net cash provided by (used in) financing activities	(3,082)	74,928	(2,544)	75,110

Net increase in cash and cash equivalents	2,568	3,214	3,249	742
Cash and cash equivalents, beginning of period	5,061	1,166	4,380	3,638

Cash and cash equivalents, end of period	$7,629	$4,380	$7,629	$4,380